Exhibit 8.2

[FORM OF OPINION FROM SALANS FMC SNR DENTON EUROPE LLP]

Michael Graf	Salans FMC SNR Denton Europe LLP
Partner	Rechtsanwälte Steuerberater
Platz der Einheit 2
Thomas Voss	Gebäude Pollux
Counsel	60327 Frankfurt am Main
Germany

T +49 69 450012 0
F +49 69 450012 133

Innocoll [AG]

Donaustraße 24

93342 Saal an der Donau

GERMAN TAX OPINION

[Date]

Issuance and Sale of American Depositary Shares

Ladies and Gentlemen:

We have acted as German tax advisors to Innocoll [AG] (the “Company”), a German stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Germany”), in connection with the issuance and sale by the Company of up to [•] American Depositary Shares evidenced by American Depositary Receipts (the “ADSs”), each representing an ownership interest of [•] ordinary registered shares of the Company with a notional value of EUR 1.00 per share (the “Ordinary Shares”). The underlying shares consist of

•	[•] Ordinary Shares to be issued by the Company from a capital increase resolved by the extraordinary shareholders meeting of the Company on [•], 2014 (the “New Shares”), and

•	[•] Ordinary Shares to be issued by the Company from a future capital increase to cover over-allotments, if any (the “Option Shares”, together with the New Shares the “Underlying Shares”).

This opinion is given in connection with the registration statement (the “Registration Statement”) on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on [•], 2014.

1	Scope of Opinion

1.1	This opinion is based upon and confined to the tax laws of Germany presently in force, as currently applied and construed by the tax authorities and tax courts in

Dentons ist ein weltweiter Zusammenschluss von Anwaltskanzleien in einem Verein schweizerischen Rechts mit dem Namen Salans FMC SNR Denton Group. Dieser Verein erbringt selbst keine rechtlichen oder sonstigen Beratungsleistungen. Eine der Mitgliedsgesellschaften ist die Salans FMC SNR Denton Europe LLP. Die Mitgliedsgesellschaften und die mit ihnen verbundenen Unternehmen sind voneinander getrennte, rechtlich unabhängige Einheiten, die für ihre Mandanten weltweit Beratungsleistungen erbringen.

Die Salans FMC SNR Denton Europe LLP ist eine Limited Liability Partnership (Partnerschaft mit auf das Gesellschaftsvermögen beschränkter Haftung), die in England und Wales unter der Registernummer OC 316822 eingetragen ist. Eine Liste der Mitglieder kann am Sitz der Gesellschaft, One Fleet Place, London EC4P 4GD, England, eingesehen werden. Ergänzend verweisen wir auf die rechtlichen Hinweise (Legal Notices) auf dentons.com.

Innocoll [AG]

[●] 2014

Germany. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We have made no investigation of and this opinion does not address the laws of any jurisdiction other than Germany. This opinion is subject to German law.

1.2	We have not been asked to render and we do not express any opinion or advice regarding the commercial value of the transaction discussed in this opinion to any corporation, partnership, entity or individual. Also we cannot and we do not advise on any of the financials aspects, risks and benefits of this transaction and nothing in this opinion shall be implied to this effect.

1.3	This opinion exclusively deals with the German tax position of U.S. holders (as defined below) under German tax law as described in the Registration Statement under the heading “Taxation” in the sub section “German Taxation of ADSs”. This opinion does not relate to any other issue or element of the overall transaction. We express no opinion as to the tax treatment of any corporation, partnership, entity or individual involved or affected by the transaction contemplated in the Opinion Documents (as defined below) other than U.S. holders as defined in the Registration Statement under the heading “Taxation” in the sub section “German Taxation of ADSs” (the “U.S. holders”).

1.4	This opinion expresses and describes German legal concepts in English and not in their original forms. Therefore, it cannot be ruled out that due to differences of legal systems some words or phrases may have different connotations than the German words or phrases would have. Where English terms and expressions are used, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent German concepts under German tax law. Where we have included the relevant German expressions these shall prevail over their English translation.

2	Opinion Documents

For the purposes of this opinion we have exclusively reviewed and relied on

•	the Registration Statement without its Exhibits,

•	[the form of deposit agreement (the “Deposit Agreement”), to be entered into between the Company and [•] as Depositary, filed as Exhibit 4.2 to the Registration Statement[, of which we have examined an unsigned execution copy]] (the Registration Statement together with the Deposit Agreement the “Opinion Documents”).

Capitalized terms used herein shall refer to the meaning given to them in the Opinion Documents, unless defined otherwise herein.

Innocoll [AG]

[●] 2014

3	Assumptions:

In giving this opinion we have assumed:

3.1	The facts as laid out in the Opinion Documents are true and correct.

3.2

The respective parties to the Opinion Documents and all corporations, partnerships, entities or individuals having obligations thereunder have acted and will act in all respects at all relevant times in conformity with the requirements and provisions of the Opinion Documents.

3.3	U.S. holders holding ADSs are the beneficial owners (wirtschaftliche Eigentümer within the meaning of section 39 paragraph 2 of the German General Tax Act (Abgabenordnung)) of the respective Underlying Shares and dividends paid under such Underlying Shares.

4	Opinion statement

Based upon the foregoing and subject to the qualifications set out below, subject to the qualifications, assumptions and limitations stated in the Registration Statement and subject to matters not disclosed to us, we are of the opinion that the legal statements set forth under the heading “Taxation” in the sub section “German Taxation of ADSs”, insofar as such statements discuss the material German tax consequences for a U.S. holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to and limited to the matters referred to therein.

5	Qualifications

[To Follow]

6	Who may rely on this Opinion

This opinion is given solely to the Company and solely in connection with the Opinion Documents. It may not be relied upon by any other corporation, partnership, entity or individual or used for any other purpose and neither its contents nor its existence may be disclosed without our prior written consent. The opinion shall not create third party rights pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter or Vertrag mit Schutzwirkung zu Gunsten Dritter) or any other laws of Germany or any other country.

Our liability towards the Company and third parties due to any kind of negligence in giving this opinion is limited to an amount of EUR 1 million for each case under the client agreement between the Company and us. The competent courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction in connection with any disputes arising in connection with or in relation to this opinion.

Innocoll [AG]

[●] 2014

We agree that copies of this opinion may be made available to the SEC who, we understand, wishes to know that an opinion has been given and to be made aware of its terms. However, the SEC may not rely on this opinion in any way for its own benefit or for that of any other corporation, partnership, entity or individual.

Apart from the above, we do not assume any liability towards corporations, partnerships, entities or individuals to whom this opinion is not addressed or who may not expressly rely thereon.

Sincerely,

Salans FMC SNR Denton Europe LLP